Exhibit 10.23

DATED 5 July 2004

(1) ISIS INNOVATION LIMITED

(2) CDT OXFORD LIMITED

(3) THE CHANCELLOR, MASTERS AND SCHOLARS OF THE UNIVERSITY OF OXFORD

(4) THE UNIVERSITY COURT OF THE UNIVERSITY OF ST ANDREWS

PATENT CO-OWNERSHIP AGREEMENT

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED FROM THIS DOCUMENT. SUCH OMISSIONS ARE NOTED BY “[**]”. AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION.

THIS AGREEMENT dated July 5, 2004 (the “Effective Date”) is made between:

(1)	ISIS INNOVATION LIMITED whose registered office is at University Offices, Wellington Square, Oxford OX1 2JD England (“Isis”) and

(2)	CDT OXFORD LIMITED whose registered office is at Greenwich House, Madingley Rise, Madingley Road, Cambridge CB3 0TX, England (“CDT”)

(3)	THE CHANCELLOR, MASTERS AND SCHOLARS OF THE UNIVERSITY OF OXFORD whose administrative offices are at Wellington Square, Oxford OX1 2JD, England (“Oxford”)

(4)	THE UNIVERSITY COURT OF THE UNIVERSITY OF ST ANDREWS incorporated by the Universities (Scotland) Act 1899, as amended by the Universities (Scotland) Act 1966 and having its principal office at College Gate, North Street, St Andrews, Fife KY16 9AJ, Scotland (“St Andrews”)

WHEREAS

(A)	CDT, Isis, Oxford and St Andrews have entered into the Research Agreement. It is expected that cooperation under the Research Agreement may give rise to Inventions to which Inventors from more than one party to the Research Agreement have contributed.

(B)	The Parties hereby desire to determine the ownership of such Inventions, the pursuit and maintenance of any patent applications and/or patents resulting from such Inventions and any consideration due between the Parties on the exploitation of such patents/applications.

(C)	Isis, Oxford, St Andrews and Opsys Limited entered into a Licence of Technology dated 21 January 2002 which was novated from Opsys Limited to CDT by a Novation and Variation Agreement dated 22 October 2002. These agreements govern the licence of patents/applications in the ownership of one or more of Isis, Oxford and St Andrews.

(D)	The Parties wish to provide a single mechanism for the payment of royalties in respect of the exploitation of patents/applications under the Licence of Technology as novated and varied and in respect of the exploitation of jointly owned patents arising pursuant to the Research Agreement.

OPERATIVE PROVISIONS

1.	INTERPRETATION AND CONDITION PRECEDENT

1.1	Interpretation

In this Agreement:

“Affiliate”	Means any corporation which directly controls, is controlled by, or is under common control with Oxford, St Andrews, Isis or CDT as the case may be.

“Agreement”	Means this agreement and its Schedules.

“Field”	Means light emitting devices, for displays, lighting, and Photovoltaic Devices and the supply of Materials for displays, lighting or Photovoltaic Devices.

“Gross Receipts”	Means any gross revenue received from a third party in respect of licenses granted in accordance with clauses 4.1 or 4.2 less any rebates or amounts returned to such third parties which are related to such revenue and less any deductions pursuant to clause 5.13.

“Gross Sales”	Means the price paid to CDT by third parties upon sale or other transfer of Products or Materials less any allowances for returns or lost or damaged merchandise and any discounts or rebates granted to customers on account of quantity purchased or promptness of payment. Where any Product is sold or otherwise transferred to a third party in the form of an article comprising the Product itself and further components or where Products or articles comprising Products and further components are transferred otherwise than on arm’s length terms the Parties will agree a fair value for the Products concerned.

“Invention”	Means any invention which is jointly made by CDT and any one or more of the other parties and is referred to in any of the Schedules that may be added to this Agreement from time to time.

“Inventor”	Means the Person defined as an inventor on any of the Inventions defined in the Schedules.

“Material”	Means a material covered by any claim(s) in any Patent(s) or other patents/applications licensed to CDT under the Licence of Technology.

“Nominated University Representative”	Means that organisation nominated in writing by Isis, Oxford and St Andrews to deal with any matters relating to a particular Invention.

“Other Products”	Means Products or Materials which are not Solution Processable Phosphorescent Materials, SPPM Products or PV Products.

“Parties”	Means the parties to this Agreement namely Isis, CDT, Oxford, St Andrews.

“Patent”	Means any patent or patent application which is filed (or to be filed) in the joint names of CDT and any one or more of the other parties in respect of any of the Inventions.

“Person”	Includes any person, firm or company or group of persons or unincorporated body.

“Photovoltaic Device”	Means photovoltaic devices whether for power generation or photodetection.

“PD”	[**]

“PM”	[**]

“PL”	[**]

“Product”	Means a light-emitting device (whether for display or lighting) or a Photovoltaic Device falling within the scope of any claim(s) in any Patent(s) or other patent/application licensed to CDT under the Licence of Technology.

“PV Products”	Means Products which are Photovoltaic Devices, but excluding any part of a Product which does not perform the essential function of a Photovoltaic Device; and Materials that are used in providing the essential function of a Photovoltaic Device.

“Relevant Licence”	Means (1) in the case of the application of the formula to Gross Receipts, the licence from CDT or its Affiliates to a licensee in respect of patents/applications including any Patents or other patents licensed to CDT under the Licence of Technology; or (2) in the case of the application of the formula to Gross Sales, the notional licence that CDT or its Affiliates would require if CDT or its Affiliates were deemed for these purposes to be an independent third party at arm’s length to CDT.

“Relevant Patents”	Means patents or patent applications owned or licensed to a party (and/or in the case of CDT, its Affiliates) which are directed to Solution Processable Phosphorescent Materials or devices containing the same.

“Relevant PV Patents”	Means patents or patent applications owned or licensed to a party (and/or in the case of CDT its Affiliates) which are directed to Photovoltaic Devices or devices containing the same.

“Research Agreement”	Means the research agreement relating to Solution Processable Phosphorescent Materials to be entered into by the Parties.

“Schedule”	Means any schedule to this Agreement in the agreed form in respect of an Invention and signed by each of the Parties as set out in the annex hereto.

“Solution Processable Phosphorescent Materials”	Means Materials which are soluble in organic solvents and are intended to be deposited from solution and which will emit light from the triplet state including metal-to-ligand charge transfer states (whether for use in lighting, displays or Photovoltaic Devices).

“SPPM Products”	Means Products comprising Solution Processable Phosphorescent Materials.

1.2	Interpretation

The singular includes the plural and vice versa.

1.3	Condition Precedent

The obligations of the Parties under this Agreement are conditional on the Parties entering into the Research Agreement on or before 5 July 2004. If the Parties have not entered into the Research Agreement on or before 5 July 2004 this Agreement will have no effect, and no Party shall have any right or claim against any other Party under this Agreement.

2.	PATENT APPLICATION

2.1	The Parties agree that any inventions which fall under the definitions within the Research Agreement of Joint Arising IP or Jointly Developed Arising IP and which arise pursuant to the Research Agreement shall be owned jointly by those Parties developing the same as tenants in common in equal shares, save that in the case of any share which would otherwise be owned by Oxford, such share shall be owned by Oxford or Isis as appropriate.

2.2	Any invention which any of the Parties shall determine shall be of commercial value shall be recorded in writing and shall be scheduled to this Agreement in the form set out in the Annex.

2.3	The Parties agree that CDT will, in consultation with Isis, Oxford and St Andrews, apply for the Patents in the joint names of the owners of the relevant Inventions, and shall prosecute and maintain the Patents seeking the broadest monopoly which is reasonable and consistent with validity.

2.4	CDT shall diligently pursue the grant of Patents in respect of each of the Inventions and Isis, Oxford and St Andrews, at the reasonable request of CDT, agree to execute all such documents and do all such acts and things as may be necessary for the purpose of clause 2.3.

2.5	All fees and expenses relating to the filing and prosecution of the Patents shall be borne by CDT and CDT shall reimburse all disbursements paid by Isis, Oxford and St Andrews in discharging their obligations under clause 2.4.

2.6	If, at any time, any of Isis, Oxford, St Andrews or CDT indicates to the others by notice in writing that it no longer desires to apply for, pursue or maintain any of the Patent(s) and within one month of such notice one or more of the other parties notifies such party of its/their willingness to take over the rights of such party in the relevant Patent(s) (or Inventions relating thereto), the first mentioned party shall assign to the other(s) the relevant Patent(s) (or Inventions relating thereto) without any payment by such party. The first mentioned party shall, at the expiration of one month from the date of its notice:

2.6.1	cease to be liable to bear the fees and expenses referred to in clause 2.5 (if any) relating to the relevant Patent (or Invention relating thereto);

2.6.2	cease to be eligible to receive any proportion of Gross Sales or Gross Receipts in accordance with clause 5 relating to the relevant Patent (or Invention relating thereto); and
2.6.3	cease to have any control over the exploitation of the relevant Patent (or Invention thereto) either within or outwith the Field.

3.	EXPLOITATION OF PATENT RIGHTS: RIGHTS OF USE

3.1	Isis, Oxford and St Andrews shall be entitled, on a royalty free basis, to use the Patent(s) for academic and research purposes (including such research which benefits from third party grant funding, but not including such research which is commercially sponsored unless such research is outside the Field) within their respective institutions. All such rights shall survive the termination or expiration of this Agreement.

3.2	Should CDT cease to sponsor research at either Oxford or St Andrews or both then CDT may, in its absolute discretion, authorise Oxford and St Andrews to use the Patent(s) for research within the Field commercially sponsored by a third party. Such authorisation will only effective if it is in writing and signed by the Chief Executive of CDT.

3.3	Subject to the provisions of clause 5, CDT shall be entitled to manufacture, have made, sell, import or otherwise dispose of Products and Materials in the Field under the Patent(s).

4.	EXPLOITATION OF PATENT RIGHTS: RIGHTS TO LICENCE

4.1	Subject to the provisions of clause 5, CDT consents to exclusive right of Isis, Oxford and St Andrews acting through the Nominated University Representative to grant licence(s) (with the right to sub license) under the Patents globally outside the Field provided that immediately following the grant of each licence, the Nominated University Representative notifies CDT in writing of the name and address of the licensee, the technology licensed, the intended field and/or applications licensed and the duration of the licence. CDT accepts that Isis, Oxford and St Andrews will not be responsible in any way for the nature, extent or effectiveness of the exploitation and agrees immediately to pass on to the Nominated University Representative any requests for information they receive about any Invention outside the Field.

4.2	Subject to the provisions of clause 5, Isis, Oxford and St Andrews consent to the exclusive right of CDT to grant licences (with the right to sub license) under the Patents globally within the Field provided that immediately following the grant of each licence, CDT notifies the Nominated University Representative in writing of the name and address of the licensee, the technology licensed, the intended field and/or applications licensed and the duration of the licence. Isis, Oxford and St Andrews accept that CDT will not be responsible in any way for the nature, extent or effectiveness of the exploitation and agree immediately to pass on to CDT any requests for information they receive about the Invention within the Field.

4.3	The parties agree that they will notify each other in writing of any disputes arising out of or in connection with licences granted under clauses 4.1 and 4.2 and of which the party becomes aware. In the event of such a notice being given, the parties will agree the most appropriate course of action and act accordingly. In the event the parties are unable to decide the most appropriate course of action the party who is the licensor under the licence in dispute will be entitled to take such action it decides is appropriate, (if any), provided that such party indemnifies and holds the other party (and where the other party is Isis, also Oxford and St Andrews) harmless against all costs (including lawyers’ and patent agents’ fees and expenses), claims, demands and liabilities arising out of or consequent upon such course of action.

5.	REVENUE SHARING OF GROSS SALES AND GROSS RECEIPTS

5.1	In respect of the manufacture, sale or other transfer to third parties by or for CDT or any Affiliate of CDT of SPPM Products or Solution Processable Phosphorescent Materials pursuant to clause 3.3 of this Agreement CDT shall pay to the Nominated University Representative:

i)	royalties of PD in respect of Gross Sales directly attributable to the sale of such SPPM Products;

ii)	royalties of PM in respect of Gross Sales directly attributable to the sale of such Solution Processable Phosphorescent Materials.

5.2	In respect of the grant of licences by CDT to third parties to manufacture, have made, sell, import or otherwise dispose of SPPM Products or Solution Processable Phosphorescent Materials pursuant to clause 4.2 of this Agreement CDT shall pay to the Nominated University Representative:

i)	royalties of PD in respect of Gross Receipts obtained from the licensing of such SPPM Products and directly attributable thereto; and

ii)	royalties of PM in respect of Gross Receipts obtained from the licensing of such Solution Processable Phosphorescent Materials and directly attributable thereto.

5.3	In respect of the exercise of its rights under clauses 3.3 and 4.2 in relation to PV Products, CDT shall pay royalties in accordance with clauses 5.1 and 5.2 above as appropriate save that the references to Relevant Patents in the relevant formulae shall be deemed for the purposes of this clause 5.3 to be references to Relevant PV Patents and Gross Receipts shall be deemed to be only those receipts directly attributable to such PV Products.

5.4	In respect of the exercise of its rights under clauses 3.3 or 4.2 within the Field in relation to Other Products, CDT shall pay royalties of PD in respect of Gross Sales or Gross Receipts (as appropriate) which are directly attributable to the sales or licensing of such Other Products (whether Products or Materials) save that in the formula PD, [**]. The values of [**] shall be reviewed annually having regard to new schedules which may be added either to this Agreement or the Licence of Technology and such values may, with the consent of the parties, be amended.

5.5	In consideration of the right to licence the Patents granted under clause 4.1 the Nominated University Representative shall pay to CDT royalties of PL in respect of Gross Receipts obtained from the licensing of such Patents.

5.6	Within thirty (30) days after each biannual anniversary of the Effective Date, the royalty generating party will supply the other party with a statement of all Gross Sales and Gross Receipts during that half year, accompanied by a calculation of the percentage due to the other party. The statement will show the Gross Sales and/or Gross Receipts in pounds sterling. The other party will then issue the royalty generating party with an invoice for the percentage due to them, and the royalty generating party will settle that invoice within thirty (30) days after its receipt.

5.7	All payments provided for under this clause 5 shall be made in pounds sterling (or any currency replacing pounds sterling) without any deductions apart from any tax which is required to be withheld under applicable local law. Any change of currency made to calculate sales for the purpose of this clause 5 shall be determined as at the last business day of each quarter, using the average of the average daily buying and selling rates quoted by Barclays Bank plc during that quarter. Where the payer is required to withhold tax under applicable local law the payer shall deduct such tax, pay it to the relevant taxing authority, and supply the payee with a Certificate of Tax Deduction at the time of payment to the payee. The Nominated University Representative and CDT shall co-operate under any applicable Double Taxation Treaty so that, if possible, payments are made gross or, if payment gross is not possible, the Nominated University Representative obtains appropriate relief under the Treaty.

5.8	Where under English law income tax is required to be deducted from the percentage due to the receiving party, the paying party will make the deduction, account to the UK Inland Revenue, and issue the receiving party with a tax deduction certificate.

5.9	Oxford, St Andrews and Isis will keep proper books and records containing all data necessary for the calculation of CDT’s revenue share. Such books and records must be kept for a period of at least six (6) years. On written request, Oxford, St Andrews and Isis will supply CDT with a statement of such accounts, certified as correct by the Managing Director of Isis and/or the Finance Directors of Oxford and St Andrews provided that none of Oxford, St Andrews or Isis shall be obliged to provide more than one such statement in any 12 month period. CDT may, through an independent certified accountant, audit all such accounts on at least 30 days’ written notice no more than once each fiscal year for the purpose of determining the accuracy of the report. Should the audit reveal a discrepancy in favour of CDT by more than 10% then the cost of the audit will be borne by Oxford, St Andrews and Isis. If the discrepancy is less than 10% then the cost will be borne by CDT.

5.10	CDT will keep proper books and records containing all data necessary for the calculation of Isis’, Oxford’s and St Andrews’ revenue shares. Such books and records must be kept for a period of at least six (6) years. On written request, CDT will supply Oxford, St Andrews and

Isis with a statement of such accounts, certified as correct by the Managing Director of CDT provided that CDT shall not be obliged to provide more than one such statement in any 12 month period. The Nominated University Representative may, through an independent certified accountant, audit all such accounts on at least 30 days’ written notice no more than once each fiscal year for the purpose of determining the accuracy of the report. Should the audit reveal a discrepancy in favour of Oxford, St Andrews and Isis by more than 10% then the cost of the audit will be borne by CDT. If the discrepancy is less than 10% then the cost will be borne by Oxford, St Andrews and Isis.

5.11	In the event that full payment of any amounts due from one party to another under this Agreement is not made by any of the dates stipulated, the defaulting party shall be liable to pay interest on the amount unpaid at the rate of two per cent (2%) over the base rate for the time being of Barclays Bank plc, from the date when payment was due until the day of actual payment.

5.12	Neither Isis nor Oxford nor St Andrews shall pay revenue to individual employees of CDT. The payment of revenue to CDT under this clause 5 constitutes the Oxford, St Andrews and Isis full financial commitment to CDT and its employees. CDT shall not pay revenue to individual employees of Oxford or St Andrews. The payment of revenue to the Nominated University Representative under this clause 5 constitutes CDT’s full financial commitment to Isis, Oxford and St Andrews and their employees.

5.13	[**]

5.14	[**]

5.15	If CDT exploits any Patent or patent licensed to it from Isis, Oxford or St Andrews in any way other than those anticipated by this clause 5, then the Parties shall meet to discuss the manner of such exploitation and any effect thereof upon the terms of this Agreement in good faith.

5.16	Clauses 5.1 to 5.15 above shall be the sole terms governing the payment of royalties by CDT to Isis, Oxford and St Andrews under both this Agreement and the Licence of Technology and it is agreed that clauses 6.1 to 6.14 of the Licence of Technology shall be of no further effect provided always that in relation to any technology (other than an Invention) which is licensed to CDT after the date of this Agreement and which has not arisen from research funded by CDT, the Nominated University Representative shall be at liberty to seek to negotiate the payment by CDT of a reasonable signing fee for such technology and the Parties shall negotiate such signing fee in good faith.

6.	INFRINGEMENT AND DISPUTES

6.1	Each party will notify the others in writing of any misappropriation or infringement of the Patents of which the party becomes aware.

6.2	CDT has the first right (but is not obliged) to take legal action at its own cost against any misappropriation or infringement of the Patents. CDT must discuss any proposed legal action with the Nominated University Representative prior to the legal action being commenced.

6.3	If CDT takes legal action under clause 6.2, CDT will:

i)	indemnify and hold Isis, Oxford and St Andrews harmless against all costs (including lawyers’ and patent agents’ fees and expenses), claims, demands and liabilities arising out of or consequent upon such activities and will satisfy any invoice received from the Nominated University Representative in respect of such costs, claims, demands and liabilities within thirty (30) days of receipt;

ii)	treat any award of damages (including, without limitation, punitive damages) as Gross Sales for the purposes of clause 5.1; and

iii)	keep the Nominated University Representative regularly informed of the progress of the legal action, including, without limitation, any claims affecting the scope of any Patent.

6.4	If CDT has notified the Nominated University Representative in writing that it does not intend to take any action in relation to the misappropriation or infringement, any of Isis, Oxford or St Andrews may take such legal action at its own cost and will:

i)	indemnify and hold CDT harmless against all costs (including lawyers’ and patent agents’ fees and expenses), claims, demands and liabilities arising out of or consequent upon such activities and will satisfy any invoice received from CDT in respect of such costs, claims, demands and liabilities within thirty (30) days of receipt; and

ii)	keep CDT regularly informed of the progress of the legal action, including, without limitation, any claims affecting the scope of any Patent.

7.	DUTY OF GOOD FAITH

Each party shall at all times act in good faith towards the other in relation to the Patents and their use, enjoyment and exploitation. In the event that either party shall receive any information which can reasonably be said to be material to the subject matter of this Agreement or any transaction concerning the Patents he shall forthwith communicate such information to the other party.

8.	CONFIDENTIALITY

8.1	Subject to clauses 8.2, 8.3 and 8.4, each party undertakes to the other that it shall use reasonable endeavours to keep secret and confidential the Invention and all know-how and other technical information communicated to it by the other in relation to the subject matter of this Agreement (“Confidential Information”).

8.2	The provisions of clause 8.1 shall not apply to any Confidential Information which:

(a)	at the date of this Agreement or at any time after the date of this Agreement comes into the public domain other than through breach of this Agreement by the party receiving such information (“Receiving Party”)

(b)	can be shown by the Receiving Party to the reasonable satisfaction of the party disclosing such information (“Disclosing Party”) to have been known to the Receiving Party prior to it being disclosed by the Disclosing Party to the Receiving Party;

(c)	subsequently comes lawfully into the possession of the Receiving Party from a third party entitled to disclose the same;

(d)	can be shown by the Receiving Party to the reasonable satisfaction of the Disclosing Party to have been independently developed by the Receiving Party without using any Confidential Information of the Disclosing Party; or

(e)	is required to be disclosed by any law or by any governmental or other body of competent jurisdiction.

8.3	Notwithstanding clause 8.1, CDT may disclose the Invention(s) and Patents(s) and any related know-how and other technical information, including by means of providing samples of materials, to any actual or potential legitimate licensee, customer or supplier or any person carrying out research or development on CDT’s behalf to the extent necessary for the purposes of the development and/or exploitation of the Invention(s) and/or Patent(s) within the Field, subject in each case to CDT ensuring that the recipients of such information do so under a duty of confidence

8.4	Notwithstanding clause 8.1, Oxford, St Andrews and Isis may disclose the Invention(s) and Patents(s) and any related know-how and other technical information to any actual or potential legitimate licensee, customer or supplier or any person carrying out research or development on behalf of Isis, Oxford and St Andrews to the extent necessary for the purposes of the development and/or exploitation of the Invention(s) and/or Patent(s) outside the Field, subject in each case to Oxford, St Andrews and Isis ensuring that the recipients of such information do so under a duty of confidence.

8.5	In accordance with normal academic practice, all employees, students, agents or appointees of Isis, Oxford, St Andrews and CDT shall be permitted:

i) following the procedures laid down in clause 8.6, to publish work undertaken on or in connection     with the Invention (the “Results”); and

ii) to discuss the Results in internal seminars, and to give instruction on questions related to such work provided that the persons receiving     information relating to such Results do so under a duty of confidence.

8.6	Isis, Oxford, St Andrews and CDT (in this clause, the “Publisher”) will use all reasonable endeavours to submit Results intended for publication to the other party (in this clause, the “Reviewer”) in writing not less than thirty (30) days in advance of the submission for publication. The Reviewer may request the Publisher to delay submission for publication if in the Reviewer’s opinion such delay is necessary in order to seek patent or similar protection for the Results. A delay imposed on submission for publication as a result of a requirement made by the Reviewer shall not last longer than is absolutely necessary to seek the required protection; and therefore shall not exceed six (6) months from the date of receipt of the Results by the Reviewer. Notification of the requirement for delay in submission for publication must be received by the Publisher within thirty (30) days after the receipt of the Results by the Reviewer, failing which the Publisher shall be free to assume that the Reviewer has no objection to the proposed publication. For the avoidance of doubt, nothing in this Agreement shall prevent or hinder registered students of Oxford or St Andrews from submitting for degrees of Oxford or St Andrews respectively theses based on Results or from following Oxford’s or St Andrews’ respective procedures for examinations and for admission to postgraduate degree status.

9.	GENERAL

9.1	The parties agree that the Licence of Technology shall be amended by the deletion of clause 7.4 save that within sixty (60) days of the Effective Date, and each subsequent anniversary of the Effective Date CDT shall provide a brief progress report on all matters relating to the marketing of licences for Products and Materials which are not confidential.

9.2	This Agreement will take effect on the Effective Date and will continue in force until the last of the Patents has ceased to be in force.

9.3	Nothing in this Agreement shall constitute or give rise to the creation of a partnership as between the parties.

9.4	No party shall assign, transfer, charge, encumber or otherwise deal with any of the Patents or the whole or any part of or any of its rights or obligations under this Agreement without the consent of all other parties save that CDT may assign its interest in the Patents to its

Affiliates or its holding company or to any purchaser or other successor in title (whether by way of a flotation, initial public offering, reorganisation, amalgamation or otherwise) of all or substantially all of its business.

9.5	CDT agrees to indemnify Isis, Oxford and St Andrews and hold Isis, Oxford and St Andrews harmless from and against any and all claims, damages and liabilities:

i) asserted by third parties (including claims for negligence) which arise directly or indirectly from the use of the Invention or the marketing of Products or Materials by CDT or its Affiliates or its licensees; or

ii) arising directly or indirectly from any breach by CDT of this Agreement.

9.6	The liability of any party for any breach of this Agreement, or arising in any other way out of the subject-matter of this Agreement, will not extend to incidental or consequential damages or any loss of profits.

9.7	The maximum liability of Isis, Oxford and St Andrews to CDT under or otherwise in connection with this Agreement or its subject-matter (including, without limitation, clause 4.3) will not exceed the return of all royalties paid to Isis, Oxford and St Andrews under clause 5.

9.8	The maximum liability of CDT to Isis, Oxford and St Andrews under or otherwise in connection with this Agreement or its subject-matter will not exceed the amount of all royalties paid to Isis, Oxford and St Andrews under clause 5 or $500,000 whichever is the greater.

9.9	CDT undertakes to make no claim in connection with this Agreement or its subject matter against any employee, student, agent or appointee of Isis, Oxford or St Andrews (apart from claims based on fraud or wilful misconduct). This undertaking is intended to give protection to individuals: it does not prejudice any right which CDT might have to claim against Isis, Oxford or St Andrews.

9.10	Save as set out in clauses 9.11 and 9.12, this Agreement is not transferable, and neither party may purport to assign it (in whole or in part) without the prior written consent of the other. The parties to this Agreement do not intend that by virtue of the Contracts (Rights of Third Parties) Act 1999 any of the terms of this Agreement other than clauses 3.1 and 9.9 hereof should be enforceable by a person who is not a party to it.

9.11	The parties shall be entitled to transfer both the benefit and burden of this Agreement by way of novation to any Affiliate or to perform any of the obligations undertaken by it and to exercise any rights granted to it under this Agreement through any Affiliate.

9.12	The parties may transfer both the benefit and burden of this Agreement by way of a novation to any purchaser or other successor in title (whether by way of a flotation, initial public offering, reorganisation, amalgamation or otherwise) of all or substantially all of its business.

9.13	This Agreement constitutes the entire agreement between the parties relating to co-ownership of the Patents.

9.14	Any variation of this Agreement shall be in writing and signed by authorised representatives of the parties.

9.15	If any one or more clauses or sub-clauses of this Agreement would result in this Agreement being prohibited pursuant to any competition law, then it or they shall be deemed to be omitted. The parties shall uphold the remainder of this Agreement, and shall negotiate an amendment which, as far as legally feasible, maintains the economic balance between the parties.

9.16	This Agreement is governed by English law and the parties submit to the exclusive jurisdiction of the English Courts for the resolution of any dispute which may arise out of or in connection with this Agreement.

AS WITNESS the hands of authorised signatories for the parties on the date first mentioned above.

Signed for and on behalf of ISIS INNOVATION LTD

Name: Mr. T. Hockaday

Position: Executive Director

Signature: /s/ Mr. T. Hockaday

Signed for and on behalf of CDT OXFORD LTD

Name: S.B.J. Chandler

Position: Director

Signature: /s/ S.B.J. Chandler

Signed for and on behalf of THE CHANCELLOR,

MASTERS AND SCHOLARS OF THE UNIVERSITY OF OXFORD

Name: Pierre M. Epinasse

Position: Deputy Director

Signature: /s/ Pierre M. Epinasse

Signed for and on behalf of THE UNIVERSITY COURT OF THE UNIVERSITY OF ST ANDREWS

Name: Alistair B. Main

Position: Associate Director

Signature: /s/ Alistair B. Main

APPENDIX

Pro-forma Schedule

SCHEDULE NUMBER	Effective Date:

Jointly Owned Technology (clause 1):

(a)	the invention (the “Invention”) described in British Priority Patent Application No. GB< > or International Patent Application No. PCT/GB< >, which was filed on < > with the priority date < > and entitled < >;[1]

(b)	unpatented or unpatentable works and designs ancillary to the Invention, which have been or are created by the inventors named in the above Application (the “Inventors”), and which have been or are communicated to the Licensee by the Inventors or the Licensor;

(c)	confidential information so communicated to the Licensee, and concerned with or related to the Invention or the practice of the Invention; and technology so communicated to the Licensee pursuant to Clause 4.6 of this Agreement.

Isis Reference (if applicable):

Applicable Research Contract:

Nominated University Representative

SIGNED for and on behalf of CDT Oxford	SIGNED for and on behalf of Isis Innovation
Limited	Limited

Name:	Name:

Position:	Position:

Signature:	Signature:
SIGNED for and on behalf of the Chancellor, Masters and Scholars of the University of Oxford	SIGNED for and on behalf of the University Court of the University of St Andrews

Name:	Name:

Position:	Position

Signature:	Signature

[1]	Insert appropriate type of patent application with details